Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the On Deck Capital, Inc. 2014 Equity Incentive Plan, On Deck Capital, Inc. 2014 Employee Stock Purchase Plan and the On Deck Capital, Inc. 2007 Stock Incentive Plan of our report dated December 4, 2014, with respect to the consolidated financial statements of On Deck Capital, Inc. included in On Deck Capital Inc.’s Registration Statement (Form S-1 No. 333-200043) filed with the Securities and Exchange Commission on December 15, 2014.

/s/ Ernst & Young LLP

New York, New York

December 17, 2014